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Prospectus Supplement No. 4              Rule  424(b)(3) Prospectus
to Prospectus dated April 11, 1997       Registration Number 333-22125

                 Penn Treaty American Corporation
    $74,750,000 6 1/4% Convertible Subordinated Notes Due 2003
                 2,628,340 shares of Common Stock


    This Prospectus Supplement supplements information contained in that certain Prospectus of the Company dated April 11, 1997, as supplemented by Prospectus Supplement No. 1 dated May 6, 1997, Prospectus Supplement No. 2 dated June 11, 1997 and Prospectus Supplement No. 3 dated July 21, 1997 (collectively, the "Prospectus") relating to the potential sale from time to time of up to $74,750,000 aggregate principal amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The following table supplements the information set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Notes beneficially owned by such Selling Securityholders and that may be sold pursuant to the Prospectus, as amended or supplemented:


                                    Principal
                                     Amount
                                    of Notes                       Number of
                                  Beneficially                     Conversion
                                   Owned and       Percent of        Shares
                                    That May       Outstanding      That May
    Name(1)                         Be Sold          Notes          Be Sold(2)
    ------                        ------------     -----------     -----------

McMahan Securities Co. L.P.(8)...   $605,000           *             21,272

------------------
*   Less than 1%

(1) The information set forth herein is as of August 13, 1997 and will be updated as required. Certain of the holders share investment power with their respective investment advisors.

(2) Assumes conversion of the full amount of Notes held by such holder at the initial rate of $28.44 in principal amount of Notes per share of Common Stock.

(8) The amount listed includes an additional $250,000 principal amount of Notes beneficially owned by McMahan
    Securities Co. L.P. which were purchased on August 8,
    1997.


    The date of this Prospectus Supplement is August 15, 1997